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                                                                 Exhibit 10.39

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 23rd day of June, 1999 by and between COLORSMART.COM, INC. ("Company") and Donovan J. McNamee, Jr. ("McNamee").

      WHEREAS, the Company has entered into an agreement to purchase the stock of Display Arts Inc., a Tennessee corporation ("Display Arts");

      WHEREAS, McNamee is a shareholder and employee of Display Arts;

      WHEREAS, the Company desires to employ McNamee following the closing of such stock purchase as the " " of the Company; and

      WHEREAS, McNamee has agreed to provide such services in accordance with the terms and conditions of this Agreement.

      NOW THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Employment. Company shall employ McNamee as the Gen. Mgr. of the Company's operating subsidiary, Display Arts during the term of this Agreement and McNamee hereby accepts such employment. McNamee shall be responsible for all of the day-to-day operational aspects of Display Arts; shall supervise all other officers and employees of Display Arts; and shall have such other duties regarding Display Arts and the Company as shall be determined from time to time by the Chief Executive Officer or the Board of Directors of the Company ("Board"). McNamee agrees to devote his full business time to providing services to the Company as herein provided and shall perform his duties faithfully and diligently.

      2. Term of Employment. The term of employment of McNamee shall be for a term of two (2) years from the "Effective Date" of this Agreement (as hereinafter defined) ("Initial Term") and shall automatically extend for additional terms of one (1) year ("Renewal Term") unless this Agreement is terminated as of the last day of the Initial Term or as of the last day of any Renewal Term, upon not less than ninety (90) days prior written notice by either party to the other, subject to earlier termination as provided in paragraphs 4, 5, and 6 hereof. The Effective Date of this Agreement and the Initial Term shall commence upon the closing of the purchase by the Company of the stock of Display Arts. If for any reason such closing does not occur, this Agreement shall be null and void in all respects.

      3. Compensation.

            (a) Base Salary. Commencing on the Effective Date McNamee shall be paid an initial base salary at the annual rate of $45,000 ("Initial Base Salary"), payable in equal installments semi-monthly.

            (b) Cash Bonus. In addition to the Initial Base Salary, McNamee shall be paid a cash bonus quarterly during the term of this Agreement equal to 1.5% of the amount of any increase in the gross revenue generated by Display Arts on a quarterly
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basis as compared with the same quarterly period for the previous year. Each quarter shall coincide with all calendar quarters, with the bonus to be calculated and paid no later than 30 days after the end of each quarter wherein a bonus was earned. Upon request, the Company shall permit McNamee access to its books, records and financial statements for the purpose of confirming the Company's calculation of McNamee's bonus for any such quarter.

            (c) Vacation. McNamee shall be entitled to paid vacation and paid Federal and state holidays in accordance with the vacation policy of the Company then in effect, but no less than three (3) weeks of vacation each year.

            (e) Other Benefits. McNamee shall be entitled to participate in all benefit programs made generally available to other management employees of the Company, on the same terms and conditions as they are offered to others, including but not limited to medical, dental, and term life insurance benefits. McNamee shall also be provided, at the Company's expense, with a vehicle equipped with a cellular telephone for business use, including all transportation and insurance costs associated therewith.

            (f) Severance Payment. In the event of the termination of McNamee's employment hereunder prior to the end of the Initial Term, or any Renewal Term, by the Company without cause including any deemed termination by the Company as set forth in paragraph 4(b) hereof, the Company shall pay McNamee liquidated damages equal to the Initial Base Salary (less withholding and payroll taxes) McNamee would otherwise be entitled to receive for the unexpired term of this Agreement, or for a period of one year, whichever is the lesser amount, which sum is payable at the time that McNamee's periodic salary payments would be made, but reduced from the date of termination by the amounts of other income received by McNamee from any other employment for that time period. In the event of McNamee's death or disability during the term hereof, the Company shall pay to McNamee, or the personal representative of McNamee's estate in the event of his death, an amount equal to the Initial Base Salary (less withholding and payroll taxes) McNamee would otherwise be entitled to receive for the unexpired term of this Agreement, or for a period of one year, whichever is the lesser amount, which sum is payable in lump sum within 30 days following such death or disability. Severance Payments under this Section (f) in the event of McNamee's termination of employment, death or disability shall additionally include payment of McNamee's bonus described under Subsection (b) hereof. Severance Payments provided for under this Section (f) shall be in full settlement of any and all claims that McNamee or McNamee's estate may have against the Company.

            (g) Stock Option Grants/Employee Stock Ownership Plan. McNamee shall be entitled to participate and receive stock option grants from the Company's Employee Stock Option Plan ("ESOP") during his employment with the Company, at the discretion of the Board of Directors or committee of the Board responsible to administer the ESOP, in amounts which are proportional to and at the same time as option grants are made to other members of the Company's management and according to terms and conditions which are comparable to such ESOP option grants received by other members of the Company's management.

      4. Termination of Employment.

            (a) Termination For Cause. The Company may terminate the employment of McNamee at any time for cause (as hereinafter defined) upon written notice. The term "for cause" shall mean:


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                  (i) the continued failure by McNamee to substantially perform his primary duties as Gen. Mgr. of Display Arts in a reasonably professional manner other than due to temporary or total disability or death, after a written demand for such substantial performance is delivered to McNamee by the Board of Directors of the Company;

                  (ii) the unauthorized dissemination of significant trade secrets or other proprietary property of the Company;

                  (iii) the commission of a felony or commission of a crime involving dishonesty or moral turpitude;

                  (iv) the commission of any act or acts of dishonesty which acts are intended to result or do result directly or indirectly in gain or personal enrichment of McNamee or a related person or affiliated company or when such acts are intended to cause harm or damages to the Company;

                  (v) the illegal use of controlled substances;

                  (vi) the continued use of alcohol so as to have an adverse effect on the performance of his duties;

                  (vii) the misappropriation or embezzlement of Company assets;

                  (viii) the knowingly furnishing of material false reports or information to the directors or officers of the Company; or

                  (ix) the making of serious disparaging remarks regarding the Company publicly or to suppliers and/or customers or potential customers of the Company.

            (b) Default. Either party may terminate this Agreement upon the breach of any material provision of this Agreement by the other party upon thirty (30) days prior written notice; provided, however, that such termination notice shall not be effective if the defaulting party corrects such default prior to the date of termination. Termination by McNamee of his employment hereunder by reason of the default of the Company shall be deemed for all purposes of this Agreement a termination by the Company without cause.

      5. Disability. The Company may terminate the employment of McNamee under this Agreement by written notice upon the total and permanent disability of McNamee. Total and permanent disability shall mean the inability of McNamee to substantially perform the essential functions of his position, with or without reasonable accommodations, due to sickness or other physical or mental disability, for ninety (90) days in any one hundred twenty (120) day period or a period of time which exceeds the time for medical leave provided by law, whichever period is longer. The Company shall give McNamee written notice of any termination hereunder.

      6. Death. The employment of McNamee under this Agreement automatically terminates upon the death of McNamee.

      7. Expense Reimbursement. McNamee shall be reimbursed, upon a proper accounting, for all expenses reasonably incurred in connection with his employment hereunder, including all reasonable travel and entertainment expenses pursuant to Company policy.


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      8. Confidential Information. During the Initial Term or any Renewal Term
of this Agreement, other than in the performance of his duties hereunder McNamee shall not use or disclose to others, without the prior written consent of the Company, any customer lists, trade secrets, secret know-how, or other confidential information relative to the business of the Company obtained by McNamee in the course of rendering services pursuant to this Agreement. The obligation of McNamee with respect to any item of such information shall terminate if that item of information becomes disclosed in published literature or otherwise becomes publicly available, provided that such public disclosure did not result, directly or indirectly, from any act or omission of McNamee. Upon leaving the employ of the Company for any reason, McNamee shall continue to be bound by this Paragraph 8 for a period of two (2) years, and shall not take with him any customer lists, confidential data, or other documents and instruments which are the property of the Company. All such data, documents and instruments and all copies thereof shall be surrendered by McNamee to the Company on or prior to the termination of his employment.

      9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered by hand or upon delivery to the address set forth below. If delivered by any other means, addressed to the party, and delivered to the address set forth below or to such other address as such party gives written notice in substitution therefor:

             (i)  if to Company:

                  Colorsmart.com, Inc.
                  537 Myatt Drive
                  Madison, Tennessee 37115
                  Attention:  Roger Finchum, Sr., Chairman and
                  Chief Executive Officer

             (ii) if to McNamee:

                  Donovan J. McNamee, Jr.
                  431 Claircrest Drive
                  Antioch, Tennessee 37013

                  With Copy to:

                  D. Jefferson Herring, Esq.
                  144 Second Avenue North, Suite 200
                  Nashville, TN 37201

      10. Limitations.

            (a) Non-Compete. McNamee agrees that during the term of his employment with the Company hereunder and for a period of two (2) years thereafter he shall refrain, directly and indirectly, jointly and severally, from managing, operating, financing, participating in the ownership, management or operation of or be employed by, consult with, advise or be otherwise engaged in any manner with any business which is competitive to those provided by Display Arts and/or the Company in any of the locations where Display Arts provides its services and products, which locations are defined to include all areas within a radius of 75 miles from any existing facility utilized in Display


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Arts' business as of the date that McNamee leaves the Company's employment.
Ownership of less than 5% of companies whose securities are publicly traded and which compete with the Company's business is not prohibited by this Agreement.

            (b) Non-solicitation of Customers. McNamee agrees, that during the term of his employment with the Company hereunder and for a period of two (2) years thereafter he shall not, on his own behalf, or on behalf of another, directly or indirectly, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospective customer of Display Arts or the Company with a view to the providing of services or products which are competitive with those that are marketed or provided by Display Arts or the Company as of the date that McNamee leaves the Company's employment, provided that these restrictions shall apply only to customers or prospects of the Company which have been customers or prospects with whom McNamee has had contacts on behalf of the Company.

            (c) Non-solicitation of Employees. McNamee agrees that during the term of his employment hereunder and for a period of two (2) years thereafter, McNamee will not directly or indirectly solicit or in any other manner encourage employee of Display Arts or the Company to leave its employ for an engagement in any capacity with any other company or entity.

            (d) Limitations. Notwithstanding the foregoing, the covenants of McNamee pursuant to this Paragraph 10 shall terminate upon the termination of McNamee's employment by the Company without cause or by McNamee by reason of the Company's breach of its obligations hereunder.

      11. Dispute Resolution. Any dispute regarding the interpretation, breach, damages or otherwise, related to the interpretation or construction of this Agreement shall be resolved by binding arbitration before one or more arbitrators appointed by the American Arbitration Association ("AAA") in the city of Nashville, Tennessee, pursuant to the AAA's Commercial Arbitration Rules. Either party may institute the action by notice to the AAA and to the other party. Prior to the filing of complaint with the AAA, the parties shall meet and attempt to resolve the dispute. The cost of such arbitration shall be borne equally by the parties except that each party shall be responsible for its own respective advisors' fees including its attorney and accountant fees. Any decision or award by said arbitrator(s) shall be binding on the parties. Notwithstanding the foregoing, any party hereto may apply to any court for a temporary or permanent injunction or restraining order to specifically enforce any provision hereof

      12. Binding Effect. This Agreement shall inure to the benefit of and be binding upon McNamee and his estate and personal representatives and upon the Company and its successors and assigns. This Agreement may not be assigned, pledged or otherwise hypothecated by McNamee.

      13. Successors and Assigns. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets or outstanding securities of the Company, by written agreement in form and substance reasonably satisfactory to council to McNamee to perform the obligations of the Company pursuant to this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In the event the Company has a parent, the parent shall guarantee the obligations of the Company hereunder.


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      14. Severability. In the event of the invalidity, in whole or in part, of any term or provision of this Agreement, the parties agree that such invalidity shall not affect the validity of any other term or provision of this Agreement and that such provision shall be subject to partial enforcement to the extent permitted under applicable law.

      15. Entire Agreement. This Agreement constitutes the entire understandings of the parties with respect to the employment of McNamee by the Company and supercedes all prior agreements arid understandings, oral or written.

      16. Amendments. This Agreement may not be amended or modified except in a writing signed by both parties.

      17. Waiver. The failure by a party to insist upon strict performance of any provision hereof shall not constitute a waiver of such provision. All waivers must be in writing to be enforceable hereunder.

      18. Governing Law. This Agreement shall be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Tennessee, without giving effect to the rules governing conflicts of law.

      19. Recovery of Cost and Expenses. If either party to this Agreement breaches any of its obligations hereunder, such party shall pay the costs and expenses, including reasonable attorneys' fees, that the other party incurs in enforcing the provisions of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        COLORSMART.COM, INC.


                                        By: /s/ Roger Finchum, Sr.
                                            ------------------------------------
                                            Roger Finchum, Sr., Chairman and
                                            Chief Executive Officer


                                        Donovan J. McNamee, Jr.


                                        /s/ Donovan J. McNamee, Jr.
                                        ----------------------------------------


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